EXHIBIT 99.1

Press contact: Dave Howell RSA Security Inc. (781) 515-6303 dhowell@rsasecurity.com	Financial contact: Jeremiah Sisitsky RSA Security Inc. (781)515-6065 jsisitsky@rsasecurity.com
FOR IMMEDIATE RELEASE
RSA Security Announces Preliminary Third Quarter Results
Company Expects Revenue of Approximately $76.0 Million and Earnings Per Share in the Range
of $0.20 — $0.22, Including Favorable Tax Refund impact of $0.08 to $0.09 Per Share;
Announces Changes in Sales Organization
RSA ® CONFERENCE EUROPE 2005/VIENNA, Austria, October 17, 2005 – In advance of RSA® Conference Europe 2005, RSA Security Inc. (NASDAQ: RSAS) today reported preliminary financial results for the third quarter ended September 30, 2005.
Based on preliminary financial data, the Company anticipates that revenue for the third quarter will be approximately $76.0 million. The Company’s third-quarter guidance was for revenue in a range of $74 million to $78 million. RSA Security expects to report third-quarter 2005 earnings per diluted share in a range of $0.20 to $0.22, including the favorable impact of income tax refunds in a range of $0.08 to $0.09 per share. The Company’s third-quarter guidance was for earnings per diluted share in a range of $0.11 to $0.14, which did not include the impact of any potential tax refunds. Final financial results for the third quarter and guidance for the fourth quarter will be issued on October 27, 2005, after the close of the market.
During the third quarter, the United States Internal Revenue Service (“IRS”) issued tax refunds and associated interest payments to the Company totaling $8.5 million. The tax refunds received during the third quarter are associated with the Company’s previously disclosed IRS audit for the years 1996 through 2002. The impact of these refunds is reflected only in the quarter in which they occur and are not considered in the calculation of the Company’s annual effective tax rate.
Additionally, RSA Security today announced changes to its worldwide sales leadership. Effective immediately, the Company has promoted Jim Bandanza to vice president of worldwide sales. Jim has been with RSA Security since February 1996 and was instrumental in the development of the Company’s major account programs and key initiatives with several major business partners. Most recently, he spearheaded RSA Security’s worldwide sales operations and business development functions. The Company also announced that Richard Turner has assumed responsibility for RSA Security’s sales organizations in the EMEA and the Asia Pacific geographies. Osamu Yamano remains in charge of the Company’s sales organization in Japan. Richard has over nine years of experience with RSA Security and has been successful in a number of worldwide and international sales roles with the Company, including his role as vice president of the Company’s Asia Pacific operations. Most recently, in his role as head of worldwide channels, he developed and led the roll-out of the new RSA SecurWorld™ Partner Program.

In conjunction with these organizational announcements, the Company has announced that Mark Reeves, formerly head of international sales, and Scott Schnell, formerly head of worldwide sales and marketing, will be leaving RSA Security.
“This was a solid quarter for the Company. We expect results within our range of guidance, and we continue to lay the groundwork for our future success,” said Art Coviello, president and CEO of RSA Security. “Both Jim and Richard have significant sales experience and a distinguished tenure at RSA Security. I congratulate them on their recent promotions. Additionally, I would like to personally thank both Mark and Scott for their many contributions to the Company.”
The Company expects to announce its full third-quarter results on October 27, 2005. In conjunction with this announcement, RSA Security will host a conference call on October 27, 2005 at 4:30 p.m. (ET) to discuss the Company’s financial results, highlights of the quarter, business strategy and financial guidance. A live webcast of this conference call will be available on the “Investor” page of the Company’s website, and a webcast archive will be available for approximately three months. To access this call by telephone, dial (800) 289-0507 or (913) 981-5540. A replay will be available through midnight on Wednesday, November 2, 2005 at (888) 203-1112 and (719) 457-0820. Both live and replay numbers have a pass code of 7371064.
About RSA Security Inc.
RSA Security Inc. is the expert in protecting online identities and digital assets. The inventor of core security technologies for the Internet, the company leads the way in strong authentication and encryption, bringing trust to millions of user identities and the transactions that they perform. RSA Security’s portfolio of award-winning identity & access management solutions helps businesses to establish who’s who online — and what they can do.
With a strong reputation built on a 20-year history of ingenuity, leadership and proven technologies, we serve more than 18,000 customers around the globe and interoperate with more than 1,000 technology and integration partners. For more information, please visit www.rsasecurity.com
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RSA, BSAFE, SecurWorld and SecurID are either registered trademarks or trademarks of RSA Security Inc. in the United States and/or other countries. All other products and services mentioned are trademarks of their respective companies.
This press release contains forward-looking statements regarding RSA Security’s preliminary financial results for the third quarter. These statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are the Company’s final analysis and review of its financials for the third quarter, the expected accounting treatment of the IRS tax refund and associated interest payments, and the risk factors detailed from time to time in RSA Security’s periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, RSA Security’s Annual Report on Form 10-K filed on March 14, 2005.